Ms. Gay Truscott
July 31, 1997


                                                                   EXHIBIT 10.19



                                 RADIO ONE, INC.






                                  July 31, 1997




Ms. Gay Truscott
Senior Vice President
Allied Capital
1666 K Street, NW
Washington, D.C.  20006


Dear Ms. Truscott:

     Reference is made to that certain Letter of Intent dated as of March 12, 1997, by and between Radio One , Inc. ("Radio One" or "Buyer") and Allied Capital Financial Corporation ("Allied" or "Seller") pursuant to which Radio One, or any entity controlled by the same principals who control Radio One, will purchase from Allied and G. Cabell Williams, III, in a warrant and stock transaction, a warrant for and all of the issued and outstanding capital stock of BHI, as such Letter of Intent was extended by that certain First Amendment dated as of May 6, 1997, that certain Second Amendment dated as of May 30, 1997, and that certain Third Amendment dated as of June 5, 1997, which Letter of Intent, as so amended, lapsed on June 18, 1997. Then by letter dated July 1, 1997, Radio One and Allied agreed to revive and modify the Letter of Intent and extend it through July 31, 1997. Capitalized terms used herein without definition shall have the meanings assigned such terms in the Letter of Intent. Radio One and Allied hereby agree to further modify the Letter of Intent, as amended and modified, as follows:

     1. The attached Term Sheet For the Acquisition of WYCB-AM ("Term Sheet") describes the consideration to be paid by Radio One. All references to consideration in the Letter of Intent dated March 12, 1997, as modified by letter of July 1, 1997, are deleted in their entirety.

     2. The penultimate paragraph of the Letter of Intent, as modified by letter of July 1, 1997, is revised to substitute the date of August 29, 1997, for that of July 31, 1997.

     3. The Letter of Intent is further modified to provide that the Definitive Agreement shall not include as a condition to Radio One's obligation to close that BHI has achieved or maintained a specific cash flow or that WYCB-AM has achieved or maintained a certain ratings or market share or any similar contingency to closing.

     4. The Letter of Intent is further modified to provide that the Definitive Agreement shall not include any employee severance obligation as to Allied or the Shareholder. However, the Definitive Agreement will provide a representation that there is no and there will not be consideration due to employees of BHI whose employment is terminated by Allied and/or Radio One. Within five (5) days of the filing of an application with the FCC seeking authority to transfer the stock of BHI to Radio One, or its subsidiary, Allied will provide written notice to each employee that some or all of the employees currently employed at Station WYCB may be terminated by Radio One upon consummation of the sale of the stock.

     5. The Letter of Intent is further modified to incorporate the provisions described in the attached Term Sheet. The warrant referenced in the Term Sheet shall expire on the date that any and all amounts due and owing under the Note are paid in full.

         We look forward to working with you to consummate the transactions contemplated by this Letter of Intent as modified hereby. Please do not hesitate to call with any questions or comments that you may have regarding anything contained herein.

         This letter may be signed in counterparts, facsimile signature to be binding upon receipt by facsimile transmission.


                                                              Very Truly Yours,

                                                              RADIO ONE, INC.


                                                              By:  /s/
                                                              Scott R. Royster

Agreed:

ALLIED CAPITAL FINANCIAL CORPORATION


By:  /s/
     -------------------------------
     Gay Truscott

                                   TERM SHEET
                               FOR THE ACQUISITION
                                       OF
                                     WYCB-AM


     The acquisition (the "Acquisition") by Radio One, Inc., a Delaware corporation ("ROI"), of a warrant for and all of the outstanding shares of capital stock of Broadcast Holdings, Inc., a District of Columbia corporation and the current owner and operator of WYCB-AM ("Broadcast Holdings"), from G. Cabell Williams, III, Allied Capital Financial Corporation and its affiliates (collectively, "Allied") will be consummated substantially in accordance with the terms set forth in that certain draft dated June 12, 1997 of the Option and Stock Purchase Agreement (the "Agreement") among Broadcast Holdings, Allied and ROI, except to the extent changes to the Agreement are required by the structure and form of consideration described in this Term Sheet and the Letter of Intent dated July 31, 1997.

PURCHASER:          All of the outstanding  shares of capital stock of Broadcast
                    Holdings will be purchased by a newly formed wholly owned subsidiary of ROI ("Newco"), and which will be designated along with Broadcast Holdings as an Unrestricted Subsidiary
                    (as such term is  defined in the  Indenture  dated as of May
                    15, 1997 with respect to ROI's 12% Senior Subordinated Notes due 2004).

PURCHASE PRICE:     The  total  purchase  price  payable  under the terms of the
                    Agreement shall be payable with a note (the "Note") issued by Newco, with an aggregate original principal amount equal to $3.75 million and which shall be secured in the manner provided below.

TERMS OF THE NOTE:  Interest rate - 13% per annum,  payable quarterly in cash on the basis of 10% per annum, with the balance thereof (3% per annum) to be accrued from the date of the issuance of the Note (the "Issue Date") and compounded quarterly. Any and all outstanding principal of the Note together with all accrued and unpaid interest thereon shall be due and payable on the third anniversary of the Issue Date.

                    Prepayable at any time without premium or penalty, subject to a minimum of prepayment of $100,000.

SECURITY FOR THE
NOTE: The Note will be secured by (a) a pledge by Newco of all of the outstanding shares of capital stock of Broadcast Holdings (the "Shares"), and (b) pursuant to a guarantee by Broadcast Holdings of the Note, by substantially all of the tangible and intangible assets of Broadcast Holdings, including, to the extent permitted by law, the FCC license for WYCB-AM, but excluding any LMA Agreement between ROI and Newco and/or Broadcast Holdings (together with the Shares, the "Collateral").

WARRANT:            As  additional  consideration  for the  stock  of  Broadcast
                    Holdings, ROI would issue a contingent warrant (the "Warrant") to Allied which would be exercisable as described herein for a number of shares of ROI's 15% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred") having an aggregate liquidation value of up to $4.0 million (the rights, preferences and terms of the Series A Preferred are set forth in the Amended and Restated Certificate of Incorporation of ROI filed with the Secretary of State of Delaware on May 16, 1997). The Warrant would be issued at the closing of the Acquisition and upon payment by Allied of $100 to ROI. The exercise price for the Warrant would be nominal (for example, $.01 per share). Finally, the Warrant would only be exercisable if, and then only to the extent that, after a default under the Note, the proceeds from any foreclosure or other action taken by the holder of the Note with respect to the Collateral are insufficient to cover the full amount due under the Note.

COVENANTS:          Subject to customary exceptions such as, among other things, the sale of  assets  in the  ordinary  course  of  business,
                    Broadcast  Holdings  and Newco would be subject to covenants restricting  the  disposition  of the Collateral or mergers, recapitalizations or other similar  transactions;  provided, however,  no covenants  will restrict any dividends or other distributions  of cash (other than cash that constitutes the
                    proceeds  of  Collateral   not  permitted  to  be  sold)  by
                    Broadcast  Holdings or Newco  subject to Broadcast  Holdings maintaining  as surplus a minimum  cash  balance of $30,000,
                    and  no   covenants   will   restrict  ROI  or  any  of  its
                    subsidiaries (other than Newco and Broadcast Holdings) under any circumstances..

PRE-CLOSING LMA:    Prior to the  closing of the  Acquisition,  ROI would  enter into an LMA Agreement with Broadcast Holdings on terms satisfactory to ROI and Allied, provided that the parties' failure to conclude a pre-closing LMA Agreement shall not be a condition to the consummation of the Acquisition.


POST-CLOSING LMA:   Following the closing of the Acquisition, ROI may enter into an LMA Agreement with Newco and/or Broadcast Holdings.